Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2024 RESULTS

- Delivers Strong Investment and Operating Results -

NEW YORK, NY, February 12, 2025 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today its financial and operating results for the quarter and year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•
Net earnings: $0.39 per share
•
Funds From Operations (“FFO”): $0.57 per share
•
Adjusted Funds From Operations (“AFFO”): $0.60 per share
•
Invested $76.4 million across 21 properties at an 8.9% initial cash yield

Full Year 2024 Highlights

•
Net earnings: $1.25 per share
•
FFO: $2.21 per share
•
AFFO: $2.34 per share
•
Invested $209.0 million across 78 properties at an 8.3% initial cash yield

“We are pleased to report strong fourth quarter investment and operating results, which helped the Company achieve a 4.0% increase in AFFO per share in 2024," stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “For the full year, we deployed almost $210 million, including investments across all four of our primary convenience and automotive retail property types, and made significant progress towards our long-term growth and diversification objectives. Our in-place portfolio continued to provide reliable and growing rental income, and we were able to leverage our direct tenant relationships and underwriting expertise to identify and close additional investments. We have also been active in the capital markets, raising approximately $290 million in 2024, and refinancing our credit facility earlier this year. Looking ahead to 2025, we are well-positioned with nearly $240 million of committed equity and debt capital available for acquisitions, and remain optimistic about our ability to grow our portfolio, increase our earnings, and create shareholder value.”

Net Earnings, FFO and AFFO

All per share amounts are presented on a fully diluted per common share basis, unless stated otherwise. FFO and AFFO are “Non-GAAP Financial Measures” which are defined and reconciled to net earnings at the end of this release.

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net earnings	$22,295	$16,512	$71,064	$60,151
Net earnings per share	$0.39	$0.30	$1.25	$1.15

FFO	$32,470	$27,362	$123,976	$106,065
FFO per share	$0.57	$0.51	$2.21	$2.06

AFFO	$34,031	$30,720	$130,793	$115,808
AFFO per share	$0.60	$0.57	$2.34	$2.25

Select Financial Results

Revenues from Rental Properties

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Rental income (a)	$50,125	$41,140	$187,816	$160,966
Tenant reimbursement income	2,114	4,475	10,853	19,522
Revenues from rental properties	$52,239	$45,615	$198,669	$180,488

(a)
Rental income includes base rental income, additional rental income, if any, and certain non-cash revenue recognition adjustments.

For the quarter ended December 31, 2024, base rental income grew 14.6% to $48.7 million, as compared to $42.5 million for the same period in 2023. For the year ended December 31, 2024, base rental income grew 14.3% to $185.0 million, as compared to $161.8 million for the same period in 2023.

The growth in base rental income in both periods was driven by incremental revenue from recently acquired properties, contractual rent increases for in-place leases, and rent commencements from completed redevelopments, partially offset by property dispositions.

Interest (Income) on Notes and Mortgages Receivable

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Interest on notes and mortgages receivable	$777	$2,027	$4,722	$5,358

The changes in interest earned on notes and mortgages receivable for the quarter and year ended December 31, 2024 were due to a net decrease in average notes and mortgages receivable outstanding as compared to the prior year periods.

Property Costs

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Property operating expenses	$3,043	$5,458	$14,217	$23,112
Leasing and redevelopment expenses	202	110	642	677
Property costs	$3,245	$5,568	$14,859	$23,789

The change in property operating expenses in both periods was primarily due to a decrease in reimbursable real estate taxes and lower rent expense.

Other Expenses

($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Environmental expenses	$447	$284	$585	$1,261
General and administrative expenses	6,493	5,794	25,265	23,735
Impairments	1,499	1,273	3,966	5,243

The change in environmental expenses for the year ended December 31, 2024, was primarily due to a decrease in net environmental remediation costs and estimates. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of changes in reported environmental expenses for any one period, or a comparison to prior periods.

The change in general and administrative expenses in both periods was primarily due to higher employee-related expenses, including non-recurring retirement and severance costs and non-cash stock-based compensation, and certain professional fees.

Impairment charges in all periods were driven by the accumulation of asset retirement costs at certain properties as a result of changes in estimated environmental liabilities, which increased the carrying values of these properties in excess of their fair values. Additionally, certain impairment charges were attributable to reductions in estimated undiscounted cash flows expected to be received during the assumed holding period for certain of our properties and reductions in estimated sales prices from third-party offers based on signed contracts, letters of intent or indicative bids for certain of our properties.

Portfolio Activities

Acquisitions and Development Funding

During the quarter ended December 31, 2024, the Company invested $76.4 million at an 8.9% initial cash yield, including:

•
The acquisition of 19 properties for $74.6 million (net of previously funded amounts), including 14 convenience stores, two express tunnel car washes, two auto service centers, and one drive-thru quick service restaurant.
•
Incremental development funding of $1.8 million for the construction of two new-to-industry express tunnel car washes. As of December 31, 2024, the Company had advanced aggregate development funding of $23.5 million for the development of nine express tunnel car washes that are either owned by the Company and under construction by our tenants, or which the Company expects to acquire via sale-leaseback transactions at the end of the respective construction periods.

During the year ended December 31, 2024, the Company invested $209.0 million at an 8.3% initial cash yield, including the acquisition of 31 express tunnel car washes, 19 auto service centers, 17 convenience stores, and four drive-thru quick service restaurants.

Investment Pipeline

As of February 12, 2025, the Company had a committed investment pipeline of more than $35.0 million for the development and/or acquisition of 17 convenience stores, express tunnel car washes, auto service centers, and drive thru quick service restaurants. The Company expects to fund the majority of this investment activity, which includes multiple transactions with seven different tenants, over the next 9-12 months. While the Company has fully executed agreements for each transaction, the timing and amount of each investment is dependent on its counterparties and the schedules under which they are able to complete development projects and certain business acquisitions for which the Company is providing sale leaseback financing.

Redevelopments

During the year ended December 31, 2024, rent commenced on a redevelopment property located in the Providence (RI) metro area and leased to Chipotle Mexican Grill under a long term, triple net lease.

As of December 31, 2024, the Company had signed leases for four redevelopment projects, including one site under construction and three sites pending recapture from our net lease portfolio. Other potential projects are in various stages of feasibility planning.

Since 2015, the Company has completed 32 redevelopment and revenue-enhancing capex projects representing $22.3 million of incremental capital investment.

Dispositions

During the year ended December 31, 2024, the Company sold 31 properties for gross proceeds of $13.1 million and recorded a net gain of $5.9 million on the dispositions, including seven properties for gross proceeds of $7.5 million and a net gain of $6.3 million in the quarter ended December 31, 2024.

Balance Sheet and Capital Markets

As of December 31, 2024, the Company had $907.5 million of total outstanding indebtedness consisting of (i) $675.0 million of senior unsecured notes with a weighted average interest rate of 3.9% and a weighted average maturity of 5.5 years, (ii) a $150.0 million unsecured term loan with an interest rate of 6.1% and an initial maturity in October 2025, and (iii) $82.5 million outstanding on the Company’s unsecured revolving credit facility.

Available cash was $9.5 million and the Company had $7.4 million of 1031 disposition proceeds in escrow.

Equity Capital Markets

During the quarter ended December 31, 2024, the Company entered into forward sale agreements to sell approximately 993 thousand common shares for anticipated gross proceeds of $32.3 million through its ATM equity offering.

As of December 31, 2024, the Company had a total of 5.4 million shares of common stock subject to outstanding forward equity agreements under its ATM equity offering program and in connection with its

July 2024 follow-on public offering, which upon settlement are anticipated to raise gross proceeds of approximately $164.8 million.

Debt Capital Markets

As previously announced, in November 2024, the Company closed the private placement of $125 million of unsecured notes, including (i) $50 million of notes priced at a fixed rate of 5.52% and maturing September 12, 2029 and (ii) $75 million of notes priced at a fixed rate of 5.70% and maturing February 22, 2032.

The $125 million of new unsecured notes will fund on February 25, 2025 and proceeds will be used to repay the Company’s $50 million 4.75% Series C unsecured notes due February 25, 2025 and for general corporate purposes, including to fund investment activity.

Also as previously announced, subsequent to year end, the Company entered into a third amended and restated credit agreement with a group of existing and new lenders that increased its unsecured revolving credit facility (the “Credit Facility”) from $300 million to $450 million.

The Credit Facility will mature in January 2029, with Company options to extend the maturity date to January 2030, and includes an accordion option that allows the Company to request additional lender commitments not to exceed $300 million. All other material terms and conditions governing the Credit Facility remain the same.

As part of the transaction, the Company used the increased capacity provided by the Credit Facility to repay its $150 million unsecured term loan that was to mature in October 2025. This amount, which will remain drawn on the Credit Facility, will continue to be subject to interest rate swaps that fixed SOFR at 4.73% until the earlier of October 2026 or the amount is repaid.

2025 Guidance

The Company is adjusting its 2025 AFFO guidance to $2.38 to $2.41 per diluted share, from its initial guidance of $2.40 to $2.42 per diluted share, to account for the potential impact of a recent tenant bankruptcy filing. The Company’s outlook includes completed transaction activity as of the date of this release, as well as the issuance and simultaneous repayment of the unsecured notes referenced above, but does not include assumptions for any prospective acquisitions, dispositions, or capital markets activities (including the settlement of outstanding forward sale agreements).

The guidance is based on current assumptions and is subject to risks and uncertainties more fully described in this press release and the Company’s periodic reports filed with the SEC.

Webcast Information

Getty Realty Corp. will host a conference call and webcast on Thursday, February 13, 2025 at 8:30 a.m. EDT. To participate in the call, please dial 1-877-423-9813, or 1-201-689-8573 for international participants, ten minutes before the scheduled start. Participants may also access the call via live webcast by visiting the investors section of the Company's website at ir.gettyrealty.com.

If you cannot participate in the live event, a replay will be available on Thursday, February 13, 2025 beginning at 11:30 a.m. EDT through 11:59 p.m. EDT, Thursday, February 20, 2025. To access the replay, please dial 1-844-512-2921, or 1-412-317-6671 for international participants, and reference pass code 13750753.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of December 31, 2024, the Company’s portfolio included 1,118 freestanding properties located in 42 states across the United States and Washington, D.C.

Non-GAAP Financial Measures

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), the Company also focuses on Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) to measure its performance.

FFO and AFFO are generally considered by analysts and investors to be appropriate supplemental non-GAAP measures of the performance of REITs. FFO and AFFO are not in accordance with, or a substitute for, measures prepared in accordance with GAAP. In addition, FFO and AFFO are not based on any comprehensive set of accounting rules or principles. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity. These measures should only be used to evaluate the Company’s performance in conjunction with corresponding GAAP measures.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as GAAP net earnings before (i) depreciation and amortization of real estate assets, (ii) gains or losses on dispositions of real estate assets, (iii) impairment charges, and (iv) the cumulative effect of accounting changes.

The Company defines AFFO as FFO excluding (i) certain revenue recognition adjustments (defined below), (ii) certain environmental adjustments (defined below), (iii) stock-based compensation, (iv) amortization of debt issuance costs and (v) other non-cash and/or unusual items that are not reflective of the Company’s core operating performance.

Other REITs may use definitions of FFO and/or AFFO that are different than the Company’s and, accordingly, may not be comparable.

The Company believes that FFO and AFFO are helpful to analysts and investors in measuring the Company’s performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, the core operating performance of the Company’s portfolio. Specifically, FFO excludes items such as depreciation and amortization of real estate assets, gains or losses on dispositions of real estate assets, and impairment charges. With respect to AFFO, the Company further excludes the impact of (i) deferred rental revenue (straight-line rent), the net amortization of above-market and below-market leases, adjustments recorded for the recognition of rental income from direct financing leases, and the amortization of deferred lease incentives (collectively, “Revenue Recognition Adjustments”), (ii) environmental accretion expenses, environmental litigation accruals, insurance reimbursements, legal settlements and judgments, and changes in environmental remediation estimates (collectively, “Environmental Adjustments”), (iii) stock-based compensation expense, (iv) amortization of debt issuance costs and (v) other items, which may include allowances for credit losses on notes and mortgages receivable and direct financing leases, losses on extinguishment of debt, retirement and severance costs, and other items that do not impact the Company’s recurring cash flow and which are not indicative of its core operating performance.

The Company pays particular attention to AFFO which it believes provides the most useful depiction of the core operating performance of its portfolio. By providing AFFO, the Company believes it is presenting information that assists analysts and investors in their assessment of the Company’s core operating performance, as well as the sustainability of its core operating performance with the sustainability of the core operating performance of other real estate companies. For a tabular reconciliation of FFO and AFFO to GAAP net earnings, see the table captioned “Reconciliation of Net Earnings to Funds From Operations and Adjusted Funds From Operations” included herein.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” “outlook” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements include, but are not limited to, those regarding the company’s 2024 AFFO per share guidance, those made by Mr. Constant, statements regarding the recapture and transfer of certain net lease retail properties, statements regarding the ability to obtain appropriate permits and approvals, and statements regarding AFFO as a measure best representing core operating performance and its utility in comparing the sustainability of the company’s core operating performance with the sustainability of the core operating performance of other REITs.

Information concerning factors that could cause the company’s actual results to differ materially from these forward-looking statements can be found elsewhere from this press release, including, without limitation, those statements in the company’s periodic reports filed with the securities and exchange commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

-more-

GETTY REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	December 31,
	2024	2023
ASSETS:
Real Estate:
Land	$943,800	$867,884
Buildings and improvements	1,028,799	847,339
Lease intangible assets	171,129	142,345
Investment in direct financing leases, net	43,416	59,964
Construction in progress	96	426
Real estate held for use	2,187,240	1,917,958
Less accumulated depreciation and amortization	(350,626)	(307,623)
Real estate held for use, net	1,836,614	1,610,335
Real estate held for sale, net	243	2,429
Real estate, net	1,836,857	1,612,764
Notes and mortgages receivable	29,454	112,008
Cash and cash equivalents	9,484	3,307
Restricted cash	4,133	1,979
Deferred rent receivable	61,553	54,424
Accounts receivable	2,509	5,012
Right-of-use assets - operating	12,368	14,571
Right-of-use assets - finance	107	174
Prepaid expenses and other assets	17,215	18,066
Total assets	$1,973,680	$1,822,305
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Credit Facility	$82,500	$10,000
Term Loan, net	148,951	72,692
Senior Unsecured Notes, net	673,511	673,406
Environmental remediation obligations	20,942	22,369
Dividends payable	26,541	24,850
Lease liability - operating	13,612	16,051
Lease liability - finance	330	595
Accounts payable and accrued liabilities	45,210	46,790
Total liabilities	1,011,597	866,753
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 20,000,000 authorized; unissued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 55,027,144 and 53,952,539 shares issued and outstanding, respectively	550	540
Accumulated other comprehensive income (loss)	(1,864)	(4,021)
Additional paid-in capital	1,088,390	1,053,129
Dividends paid in excess of earnings	(124,993)	(94,096)
Total stockholders’ equity	962,083	955,552
Total liabilities and stockholders’ equity	$1,973,680	$1,822,305

GETTY REALTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Revenues:
Revenues from rental properties	$52,239	$45,615	$198,669	$180,488
Interest on notes and mortgages receivable	777	2,027	4,722	5,358
Total revenues	53,016	47,642	203,391	185,846
Operating expenses:
Property costs	3,245	5,568	14,859	23,789
Impairments	1,499	1,273	3,966	5,243
Environmental	447	284	585	1,261
General and administrative	6,493	5,794	25,265	23,735
Depreciation and amortization	15,000	12,716	54,984	45,296
Total operating expenses	26,684	25,635	99,659	99,324
Gain on dispositions of real estate	6,324	3,139	6,038	4,625
Operating income	32,656	25,146	109,770	91,147
Other income, net	62	192	566	574
Interest expense	(10,423)	(8,826)	(39,272)	(31,527)
Loss on extinguishment of debt	—	—	—	(43)
Net earnings	$22,295	$16,512	$71,064	$60,151
Basic earnings per common share:
Net earnings	$0.39	$0.30	$1.26	$1.16
Diluted earnings per common share:
Net earnings	$0.39	$0.30	$1.25	$1.15
Weighted average common shares outstanding:
Basic	55,023	52,783	54,305	50,020
Diluted	55,670	52,880	54,552	50,216

GETTY REALTY CORP.

RECONCILIATION OF NET EARNINGS TO

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net earnings	$22,295	$16,512	$71,064	$60,151
Depreciation and amortization of real estate assets	15,000	12,716	54,984	45,296
Gains on dispositions of real estate	(6,324)	(3,139)	(6,038)	(4,625)
Impairments	1,499	1,273	3,966	5,243
Funds from operations (FFO)	32,470	27,362	123,976	106,065
Revenue recognition adjustments
Deferred rental revenue (straight-line rent)	(2,328)	24	(7,129)	(4,033)
Amortization of above and below market leases, net	(71)	(235)	(427)	(1,057)
Amortization of investments in direct financing leases	1,061	1,560	5,580	6,004
Amortization of lease incentives	191	283	284	1,098
Total revenue recognition adjustments	(1,147)	1,632	(1,692)	2,012
Environmental Adjustments
Accretion expense	108	163	407	585
Changes in environmental estimates	(110)	(127)	(933)	(302)
Environmental litigation accruals	125	—	125	—
Insurance reimbursements	(30)	—	(95)	(138)
Legal settlements and judgments	—	—	(41)	—
Total environmental adjustments	93	36	(537)	145
Other Adjustments
Stock-based compensation expense	1,443	1,420	5,934	5,582
Amortization of debt issuance costs	563	459	2,253	1,211
Allowance for credit loss on notes and mortgages receivable and direct financing leases	29	(189)	(177)	(189)
Loss on extinguishment of debt	—	—	—	43
Retirement and severance costs	580	—	1,036	939
Total other adjustments	2,615	1,690	9,046	7,586
Adjusted Funds from operations (AFFO)	$34,031	$30,720	$130,793	$115,808

Basic per share amounts:
Net earnings	$0.39	$0.30	$1.26	$1.16
FFO (a)	0.58	0.51	2.22	2.07
AFFO (a)	0.60	0.57	2.35	2.26
Diluted per share amounts:
Net earnings	$0.39	$0.30	$1.25	$1.15
FFO (a)	0.57	0.51	2.21	2.06
AFFO (a)	0.60	0.57	2.34	2.25
Weighted average common shares outstanding:
Basic	55,023	52,783	54,305	50,020
Diluted	55,670	52,880	54,552	50,216

(a)
Dividends paid and undistributed earnings allocated, if any, to unvested restricted stockholders are deducted from FFO and AFFO for the computation of the per share amounts. The following amounts were deducted:

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
FFO	642	471	3,208	2,624
AFFO	721	473	3,384	2,865

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com